Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:    Stephen E. Hare
                   Executive Vice President and CFO
                   (804) 287-5685

CADMUS COMMUNICATIONS REPORTS SECOND QUARTER RESULTS AND
EXECUTIVE APPOINTMENTS

GROWTH IN STM REVENUE DRIVES IMPROVED PROFITABILITY

RICHMOND, VA (January 23, 2003) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) today reported net sales of $113.7 million, an operating loss of $0.6 million, and a net loss of $3.2 million, or $0.35 per share, for the second quarter of its fiscal year 2003. These results included restructuring and other charges of $8.9 million ($5.9 million after-tax), or $0.65 per share. Excluding the impact of restructuring and other charges, the Company reported income of $2.7 million, or $0.30 per share compared to $0.28 last year and $0.22 in the first quarter (see Note A).

Second quarter highlights, excluding restructuring and other charges and adjusted for the Company’s adoption of SFAS No. 142 to provide more useful comparisons (see Note A and Selected Financial Information), were as follows:

•
Net sales declined less than 1% compared to last year’s second quarter as growth in scientific, technical and medical (“STM”) services and specialty packaging was offset by a decline in special interest magazines and books and directories. Net sales increased by 8% compared to the first quarter with all divisions producing sequential revenue growth;

•
Operating income increased to $8.3 million compared to $8.0 million last year and $7.2 million in the first quarter; operating margins increased to 7.3% of net sales from 7.0% last year and 6.8% in the first quarter;

•	Income from continuing operations was $2.7 million, an increase of 8% compared to last year and 37% compared to the first quarter;
•	EBITDA margin improved to 11.5% compared to 11.4% in last year’s second quarter and this year’s first quarter;
•	Interest expense (combined with securitization costs) decreased by 9% compared to last year’s second quarter;
•	Total debt (including securitization) decreased by $1.1 million during the quarter.

Bruce V. Thomas, president and chief executive officer, remarked, “We are pleased with our performance this quarter as we again achieved sequential and year over year improvement. We continued to experience momentum in our STM services and specialty packaging operations as a result of success in executing our differentiation strategy. Despite generally weak market conditions, we are encouraged by broad-based improvement in revenues from the first quarter of this year, with each of our market-focused divisions posting higher revenues. Based on this improving sales performance, in conjunction with our continued efforts to reduce costs and manage capacity, we generated improved operating and EBITDA margins. We are optimistic that we can sustain these positive trends during our second half, which should be helped by cost savings related to the closure of our special interest magazine facility in East Stroudsburg, PA and the successful transfer of customer volume into our Easton, PA and Richmond, VA facilities.”

Thomas further stated, “We are now fully focused on the execution of our growth strategies. We have successfully repositioned our business and reduced our cost and debt levels. We are beginning to see new business activity as the market is responding positively to our differentiation strategy and outsourcing initiatives. To sustain this momentum and to position us to deliver on these opportunities, we have made several changes in our operating structure and management. First, we have formed a Publisher Services Group, which consists of our STM services, special interest magazines, and professional books and directories businesses. The Publisher Services Group will enable us to deliver more effective sales efforts, especially to multi-market publishers, implement more effectively the large outsourcing opportunities we have been pursuing, and achieve improved cost reductions in procurement and logistics. Second, we have promoted Stephen E. Hare to president of the Publisher Services Group from his position as executive vice president and chief financial officer. Steve has already begun to have an impact on this newly formed group and will continue to drive initiatives to improve growth and profitability. Finally, I am pleased to announce that Paul K. Suijk has joined Cadmus as senior vice president and chief financial officer. Paul most recently was CFO of Comdial Corporation and hasmore than 20 years of public company and multi-national experience in corporate finance, treasury, and business development. His experience will be valuable as we look to expand our worldwide presence, pursue international sales and expansion opportunities, and further leverage our global content processing capabilities. We believe we are continuing to build a strong, talented management team at Cadmus that will make significant contributions to our growth and profitability.”

Second Quarter Operating Results Review

Net sales for the fiscal second quarter totaled $113.7 million compared with $114.4 million last year, a decline of less than 1%. Publisher Services Group sales were $98.2 million, down 3% from $101.3 million, primarily because of continued softness in advertising. Specialty Packaging segment sales were $15.5 million, an increase of 19% from $13.0 million as a result of new business wins, primarily in the healthcare market.

Operating income was $8.3 million or 7.3% of net sales in the second quarter, excluding restructuring and other charges, compared to $8.0 million or 7.0% of net sales (see Note A) last year. Cash flow from operations was used to reduce total debt (including $26.3 million related to securitization) by $1.1 million for the quarter. Income from continuing operations for the second quarter, excluding restructuring and other charges, totaled $2.7 million or $0.30 per share, compared with $2.5 million or $0.28 per share (see Note A) last year.

Net sales for the first half of fiscal 2003 totaled $219.1 million compared with $225.6 million last year, a decline of 3%. Publisher Services Group sales were $191.3 million, down 5% from $200.9 million, primarily because of continued softness in advertising and volume and pricing pressures. Specialty Packaging segment sales were $27.8 million, an increase of 13% from $24.7 million as a result of new business wins, primarily in the healthcare market. For the six months ended December 31, 2002, operating income, before restructuring and other charges, was $15.5 million or 7.1% of net sales, compared to $15.1 million or 6.7% of net sales (see Note A) last year. Cash flow from operations was used to reduce total debt (including securitization) by $5.8 million during the first half of fiscal 2003.

As announced in November 2002, the Company closed its special interest magazine facility in East Stroudsburg, PA, closed the reprint department at Easton, PA, and relocated certain manufacturing equipment to other facilities to rationalize capacity and improve utilization. In connection with these actions, the Company recorded a pre-tax charge of $8.9 million, consisting of $6.7 million in asset impairment charges and $2.2 million in exit and disposal activities. Of the total charge this quarter, $6.8 million represented non-cash expenses. The Company estimates that there will be additional charges related to these actions of approximately $2 million over the remainder of fiscal 2003.

Note A: In order to provide consistent comparisons in the text portion of this press release as it relates to the adoption of SFAS No. 142, income and earnings per share numbers for fiscal year 2003 have been adjusted to exclude the $56.3 million impact of the cumulative effect of a change in accounting principle for goodwill recorded in the first quarter of fiscal 2003, and income and earnings per share numbers for fiscal 2002 have been adjusted to exclude amortization expense. See “Condensed Consolidated Statements of Income” and “Selected Financial Information” below for reconciliation of reported and adjusted net income and earnings per share numbers.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements made in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations may include factors that are beyond Cadmus’ ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (3) significant price pressure in the markets in which we compete, (4) the loss of significant customers or the decrease in demand from customers, (5) our ability to continue to obtain improved efficiencies and lower production costs, (6) the financial condition of and ability to pay by certain customers, (7) the impact of industry consolidation among key customers, (8) our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, and (9) our ability to operate profitably and effectively with high levels of indebtedness. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001
Net sales	$113,696	$114,354	$219,121	$225,603

Operating expenses:
Cost of sales	92,434	93,240	177,916	185,723
Selling and administrative expenses	12,962	13,095	25,709	24,806
Amortization expense	—	1,173	—	2,376
Restructuring and other charges	8,921	—	8,921	—

	114,317	107,508	212,546	212,905

Operating income (loss)	(621)	6,846	6,575	12,698

Interest and other expenses:
Interest	3,692	3,955	7,455	8,334
Securitization costs	176	309	364	692
Other, net	69	86	131	158

	3,937	4,350	7,950	9,184

Income (loss) from continuing operations before income taxes	(4,558)	2,496	(1,375)	3,514

Income tax expense (benefit)	(1,376)	1,164	(166)	1,621

Income (loss) from continuing operations	(3,182)	1,332	(1,209)	1,893

Income (loss) from discontinued operations	—	8	—	(31)

Cumulative effect of a change in accounting principle	—	—	(56,301)	—

Net income (loss)	$(3,182)	$1,340	$(57,510)	$1,862

Net income (loss) per share, assuming dilution	$(0.35)	$0.15	$(6.39)	$0.21

Weighted-average common shares outstanidng	9,007	8,995	9,006	9,002

Cash dividends per common share	$0.05	$0.05	$0.10	$0.10

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2002 (Unaudited)	June 30, 2002
Assets:
Cash and cash equivalents	$1,240	$1,196
Accounts receivable, net	37,224	34,845
Inventories	22,632	19,545
Other current assets	8,981	8,444
Property plant and equipment, net	112,926	124,040
Other assets, net	126,282	181,525

Total assets	$309,285	$369,595

Liabilities and shareholders’ equity:
Current liabilities, excluding current debt	$63,533	$64,415
Total debt (net of securitization):
Senior bank debt (matures 3/31/04)	22,700	25,300
Senior subordinated notes (matures 6/1/09)	125,000	125,000
Subordinated promissory notes (matures 3/31/10)	6,415	6,415
Fair value of interest rate swap	2,449	531

Total debt (net of securitization)	156,564	157,246

Other long-term liabilities	36,005	36,420
Shareholders’ equity	53,183	111,514

Total liabilities and shareholders’ equity	$309,285	$369,595

SEGMENT INFORMATION
(in thousands, unaudited)

	Three Months Ended December 31		Six Months Ended December 31
	2002	2001	2002	2001
Net sales:
Publisher Services	$98,164	$101,308	$191,320	$200,894
Specialty Packaging	15,532	13,046	27,801	24,709

Total net sales	$113,696	$114,354	$219,121	$225,603

Operating income:
Publisher Services	$10,563	$10,702	$20,050	$19,933
Specialty Packaging	411	359	684	263
Unallocated/other	(2,624)	(2,690)	(5,187)	(4,710)
Amortization of goodwill	—	(1,173)	—	(2,376)
(Loss) on sale of fixed assets	(50)	(352)	(51)	(412)
Restructuring and other charges	(8,921)	—	(8,921)	—

Total operating income (loss)	$(621)	$6,846	$6,575	$12,698

SELECTED FINANCIAL INFORMATION
(In thousands, except per share data and percents)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001
Capital expenditures	$3,456	$2,336	$6,224	$4,670

Operating income (loss), as reported	$(621)	$6,846	$6,575	$12,698
Amortization expense	—	1,173	—	2,376
Restructuring and other charges (A)	8,921	—	8,921	—

Operating income, as adjusted	$8,300	$8,019	$15,496	$15,074

Income (loss) from continuing operations before income taxes, as reported	$(4,558)	$2,496	$(1,375)	$3,514
Amortization expense	—	1,173	—	2,376
Restructuring and other charges (A)	8,921	—	8,921	—

Income from continuing operations before income taxes, as adjusted	4,363	3,669	7,546	5,890
Income taxes	1,658	1,164	2,868	1,621

Income from continuing operations, as adjusted	$2,705	$2,505	$4,678	$4,269

Earnings per share, assuming dilution:
Net income (loss), as reported	$(0.35)	$0.15	$(6.39)	$0.21
Cumulative effect of a change in accounting principle	—	—	6.25	—
Amortization expense	—	0.13	—	0.26
Restructuring and other charges (A)	0.65	—	0.65

Earnings per share, assuming dilution, as adjusted	$0.30	$0.28	$0.51	$0.47

Net income (loss), as reported	$(3,182)	$1,340	$(57,510)	$1,862
Cumulative effect of a change in accounting principle	—	—	56,301	—
Discontinued operations	—	(8)	—	31
Income taxes	(1,376)	1,164	(166)	1,621
Interest	3,692	3,955	7,455	8,334
Securitization costs	176	309	364	692
Depreciation	4,821	5,082	9,734	10,134
Amortization expense	—	1,173	—	2,376
Restructuring and other charges (A)	8,921	—	8,921	—

EBITDA (B)	$13,052	$13,015	$25,099	$25,050

EBITDA (B) margin	11.5%	11.4%	11.5%	11.1%

(A)	Restructuring charges were $5.9 million net of tax for the quarter ended December 31, 2002.
(B)
The Company defines EBITDA as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation. The Company believes EBITDA is an important measure to report to shareholders because it is a critical component of many of the covenants in the Company’s debt agreements.